Exhibit 99.3

BIOCANCELL LTD.

WARRANT

To purchase

1,041,185 Ordinary Shares (as defined below) (subject to adjustment hereunder) of

BioCanCell Ltd. (the “ Company”)

subject to the terms detailed below

VOID AFTER 20:00 local Israel time

on the last day of the Warrant Period (as defined below)

THIS IS TO CERTIFY THAT Clal Biotechnology Industries Ltd. (the “Holder”), is entitled to purchase from the Company, during the Warrant Period, an aggregate of up to 1,041,185 Ordinary Shares of the Company, no par value per share (the “Ordinary Shares”), as may be adjusted hereunder, at a price per share (on a post-Reverse Split basis) of NIS 16.20, as may be adjusted hereunder (the “Exercise Price”).

Unless otherwise is specifically set forth herein, each capitalized term used but not defined herein shall have the meaning ascribed to it in that certain Securities Purchase Agreement dated effective as of March 29, 2018 (the “SPA”), by and among the Company and the Investors.

1.	EXERCISE OF WARRANT

1.1.

Number of Warrant Shares. As of the Closing, this Warrant may be exercised into 1,041,185 Ordinary Shares (the “Warrant Shares”); provided however that the number of Warrant Shares shall be subject to adjustment in accordance with the provisions hereof (including but not limited to Sections 1.2 and 4) and the provisions of the SPA.

1.2.

Exercise Price; Increase of Warrant Shares; Adjustments Following Exercise. Without derogating from, and in addition to, any other provision hereof (including but not limited to Section 4), the Exercise Price and the number of Warrant Shares shall be adjusted as follows:

1.2.1.

In General. As of the Closing, the Exercise Price shall be NIS 16.20; provided however that, upon each Issuance which implicates the Price Protection Rights pursuant to Section 6 of the SPA (which is incorporated herein by reference, in its entirety), the Exercise Price shall be reduced (and in no event increased) to equal 120% times the Adjusted PPS. Payments shall be made in New Israeli Shekels or United States Dollars. If made in United States Dollars, conversion shall be calculated on the basis of the representative rate of exchange last published by the Bank of Israel prior to the transfer.

1.2.2.	Increase of Warrant Shares. Upon each reduction of the Exercise Price, the number of Warrant Shares shall be correspondingly increased, with the intent that,

as a result of such adjustments, the aggregate exercise price of this Warrant (the “Aggregate Exercise Price”) shall remain the same; provided however that, in the event that the Investors are required to pay Additional Consideration for Additional Investors Shares issued as a result of an Issuance, then the foregoing notwithstanding, the Aggregate Exercise Price of all Warrants issued to the Investors, including the Holder, shall be proportionately increased, and the number of Warrant Shares hereunder shall be further increased correspondingly.

1.2.3.

Adjustments Following Exercise. If, prior to an Issuance, the Warrant (or any portion thereof) had already been exercised into Warrant Shares that are still then held by the Holder, then upon such Issuance, the Company shall issue to the Holder the number of Additional Warrant Shares, solely with respect to the Warrant Shares still then held by the Holder, as shall be computed pursuant to Section 6 of the SPA. For the avoidance of doubt, the foregoing provision shall apply, even following the exercise of this Warrant in full, notwithstanding the surrender of this Warrant thereupon, to all outstanding Warrant Shares, as shall be computed pursuant to Section 6 of the SPA. If this Warrant is required to terminate as a condition of a transaction that constitutes an Issuance, and this Warrant is exercised (or is deemed to be exercised) immediately prior to an Issuance, then the number of Warrant Shares to be issued upon such exercise shall be that number which would have been issued had the Warrant (anything else notwithstanding) remained outstanding at the time of the Issuance and then been fully exercised immediately following such Issuance.

1.2.4.

Notwithstanding anything to the contrary contained herein, the provisions of this Section 1.2 shall survive the expiration of the Warrant Period with respect to any Warrant Shares exercised prior to such expiration.

1.2.5.

TASE and ISA Limiting Rule. Anything else herein notwithstanding, (a) the Holder acknowledges that the Company’s implementation of the Price Protection Rights in the manner provided under this Section 1.2 is subject to the TASE and ISA rules and regulations and (b) the foregoing notwithstanding, the Company undertakes that, in the event that TASE and/or ISA, by notice in writing to the Company prohibits or otherwise prevents the Company from implementing the Price Protection Rights in the manner provided under this Section 1.2 (each, a “Limiting Rule”), then the Company will take, as of the consummation of the relevant Issuance, (i) all actions required to implement the Price Protection Rights under Section 1.2, to the extent not prohibited or prevented by the Limiting Rule and (ii) all other actions required to put the Holder in substantially the same economic position it otherwise would have been in, had such Limiting Rule not been in effect (no less and no more than to the extent to which is permitted by such Limiting Rule).

1.3.

Warrant Period. This Warrant may be exercised, subject to the terms and conditions hereof, in whole or in part, at one time or from time to time during the period commencing upon the Closing until the 4th anniversary of the Closing; provided, however, that if no Qualified IPO has occurred by December 31, 2018, then such period shall terminate upon the 5th anniversary of the Closing. The above period shall be referred to herein as the “Warrant Period”.

1.4.

Exercise for Cash. The Holder may elect to exercise this Warrant in whole or in part and from time to time during the Warrant Period, by presentation and surrender thereof to the Company at its principal office or at such other office or agency as it may designate from time to time, accompanied by:

1.4.1.	A duly executed notice of exercise, in the form attached hereto as Schedule 1.4.1 (the “Exercise Notice”); and

1.4.2.

Payment to the Company, for the account of the Company, of the aggregate Exercise Price for the Warrant Shares being acquired upon such exercise, payable in immediately available funds by wire transfer to the Company’s bank account.

1.5.

Exercise on Net Issuance Basis. In lieu of exercise pursuant to Section 1.4 above, the Holder may elect to convert this Warrant into the number of Warrant Shares calculated pursuant to the formula below, by presentation and surrender thereof to the Company at its principal office or at such other office or agency it may designate from time to time, accompanied by a duly executed notice of cashless exercise, in the form attached hereto as Schedule 1.5 (the “Net Issuance Notice”):

X	=	Y*(A -B)
A

Where:

X = the number of Warrant Shares to be issued to the Holder;

Y =    the number of Warrant Shares purchasable upon exercise of this Warrant, pursuant to Section 1.4 (or such lesser number of shares as Holder may designate in case of a partial exercise of this Warrant);

A = the fair market value of one Warrant Share at the time the net issuance election under this Section 1.5 is made; and

B = the sum of (i) Exercise Price per Warrant Share plus (ii) if any, the Additional Consideration per Warrant Share pursuant to SPA Section 6.3.

For purposes hereof, the “fair market value” of one (1) Warrant Share as of a particular date shall be: (a) if applicable, the average of the closing bid and ask prices of Warrant Shares (or of any securities into which the Warrant Shares have been converted in accordance with the Company’s organizational documents and applicable law) quoted in the over-the-counter market summary or the closing price quoted on any exchange on which the Warrant Share (or any securities into which the Warrant Shares have been converted in accordance with the Company’s organizational documents and applicable law) is listed, whichever is applicable, for the five (5) trading days immediately prior to but not including the date of the submission of the Exercise Notice to the Company; for the avoidance of doubt, as and from the IPO (as defined in the SPA), the applicable stock market for this clause (a) shall be the market on which the IPO was consummated; (b) if the exercise pursuant to this Section 1.5 is as of immediately prior to and (in accordance with Section 1.10) subject to the consummation of a Deemed Liquidation (or other similar corporate transaction), then the fair market value of one (1) Warrant Share (or of any securities into which the Warrant Shares have been converted in accordance with the Company’s governing documents, this Warrant, and applicable law) shall be the price per share of Company shares reflected by the valuation attributed to the Company in such transaction, as set forth in Section 6.5 of the SPA (for the avoidance of doubt, such fair market value calculation shall be in addition to, and not in lieu of, any adjustment provisions implicated by the Deemed Liquidation); provided that in the event that some or all of the consideration in the transaction is not in cash, then the applicable fair market value of the non-cash consideration shall be determined by the Board; (c) if the exercise pursuant to this Section 1.5 is immediately prior to and (in accordance with Section 1.10) subject to the closing of an IPO of the Company or of a corporate successor of the Company’s equity interests, then the public offering price (before deduction of discounts, commissions or expenses) in such offering; or (d) if the Company’s shares are not publicly traded or registered on any stock exchange at the time of exercise and clauses (b) and (c) are not applicable, then as determined by an independent, third party appraiser.

For the avoidance of doubt, the Holder may effect partial exercise(s) of this Warrant pursuant to this Section 1.5. Any exercise under this Section 1.5 shall, for the avoidance of doubt, be for no further consideration by the Holder, except, if applicable, as may be required under the TASE rules and regulations.

1.6.

Issuance of Warrant Shares; Registration. No later than seven (7) days after (I) the presentation and surrender of this Warrant, accompanied by (a) the duly executed Exercise Notice and the payment of the applicable aggregate Exercise Price pursuant to Section 1.4 above; or (b) the duly executed Net Issuance Notice pursuant to Section 1.5 above and the payment of any Additional Consideration for the Warrant Shares, if required under the TASE rules and regulations (if applicable), as the case may be, or (II) the occurrence of an Issuance or other event pursuant to which Warrant Shares are to be issued to the Holder hereunder (subject to the receipt of Regulatory Approvals), the Company will allot to the Holder the appropriate number of Warrant Shares, free and clear of all third-party rights and/or Liens, and will take all actions required so that, thereupon, all such Warrant Shares will be registered on the TASE and on any other stock exchange on which the Company’s shares are then listed, including but not limited to submitting any additional Regulatory Notices, obtaining any additional Regulatory Approvals and (if any) Corporate Approvals, and issuing any additional Registration Documents to the Registration Company (with copies to the Holder). Upon such issuance, the Company shall deliver to the Holder a written confirmation with respect to such issuance.

1.7.	Fractional Shares. No fractions of Warrant Shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded to the nearest whole number.

1.8.

Loss or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonable expense reimbursement and indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

1.9.

Partial Exercise; Effective Date of Exercise. In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the Warrant Shares purchasable hereunder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above provided however it was accompanied by all required documents and payments as set forth in 1.6 above. The person entitled to receive the Warrant Shares shall be treated for all purposes as the holder of record of such shares as of the close of trading on TASE on the date that the Holder is deemed to have exercised this Warrant.

1.10.

Conditional Exercise. If this Warrant is exercised in the context of an IPO or Deemed Liquidation or similar transaction, as specified by the Holder in its Notice of Exercise, then such exercise shall be deemed conditional on the closing of such transaction, and for the avoidance of doubt, if such transaction does not close, then this Warrant shall not be considered exercised at such time (unless the Holder explicitly notifies the Company otherwise).

1.11.

Prohibition on Exercise. This Warrant may not be exercised on the record date for distribution of bonus shares, for a rights offering, for a distribution of dividends, for a share capital consolidation, division or reduction (each a “Company Event”), unless then allowed by the TASE, or if the Shares are no longer listed on TASE. In addition, in the event the ex-date for a Company Event occurs prior to the record date of a Company Event, this Warrant may not be exercised on such ex-date. It is agreed that in the event the last day of the Warrant Period is a day on which the Warrant may not be exercised, the Warrant Period will be extended until the end of the first business day following the termination of the Warrant Period.

2.	TAXES

2.1.	Acknowledgement. The Holder acknowledges that the grant of the Warrant, the issue of the Warrant Shares and the execution and/or performance of this Warrant may have tax consequences to the Holder.

2.2.

Tax Payments. The Company shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Warrant Shares by the Holder, which shall be the obligation of the Holder, but shall pay all of the other applicable taxes and other charges payable by the Company, if any, in connection with the issuance of the Warrant Shares and the registration thereof pursuant to Section 1.6.

2.3.

Withholding Tax. The Company shall withhold taxes, if and as required according to the requirements under the applicable laws, rules, and regulations for withholding taxes at source, provided that the Company shall inform the Warrant Holder of such withholding requirement at least five (5) business days prior to such anticipated withholding, so as to allow the Holder to obtain and provide the Company with an appropriate certificate of exemption from the Israel Tax Authority, if available, and no withholding shall be made if an exemption is obtained and delivered to the Company, in a form reasonably acceptable to the Company.

3.	RESERVATION OF SHARES; PRESERVATION OF RIGHTS OF HOLDER

3.1.

Reservation of Shares. The Company hereby agrees that, at all times prior to the expiration or exercise of this Warrant, it will maintain and reserve, free from pre-emptive or similar rights, such number of authorized but unissued Ordinary Shares, so that this Warrant may be exercised without additional authorization of shares.

3.2.

Preservation of Rights. Without derogating from the provisions of Section 8.1 below, the Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or teams to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

4.	ADJUSTMENT

4.1.

In addition to, and without derogating from, the other provisions hereof and the SPA, including the Price Protection Rights included therein, the number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to further adjustment from time to time or upon exercise, as follows:

4.1.1.

Bonus Shares. In the event that prior to the exercise of the Warrant in full the Company shall declare or distribute to all of its shareholders bonus shares or other securities or non-cash property (except for any securities distributed as dividends) (in this Section, “bonus shares”), then this Warrant shall represent the right to acquire, without payment of any additional consideration therefor, and in addition to the number of Warrant Shares into which it was exercisable as of immediately prior to such event, the amount of such bonus shares to which the Holder would have been entitled had this Warrant been exercised prior to the issuance of the bonus shares. Prior to the trade opening on the ex-bonus shares date, the Company shall publish an immediate report on the TASE site, of the adjustment ratio.

4.1.2.

Consolidation and Division. In the event that prior to the exercise of the Warrant in full the Company consolidates its share capital into shares of greater par value, or subdivides them into shares of lesser par value, then the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision shall be reduced or increased accordingly, as the case may be, and in each case the Exercise Price shall be adjusted appropriately such that the aggregate consideration hereunder to the Company shall not change.

4.1.3.

Capital Reorganization. In the event that prior to the exercise of the Warrant in full a reorganization of the share capital of the Company is effected (other than as provided for elsewhere in this Section 4), including any recapitalization, reclassification or similar event resulting in a change of the Ordinary Shares into a different number of shares of the same class or any other class or classes of shares, then, as part of such transaction, provision shall be made so that the Holder shall be entitled to purchase, upon exercise of this Warrant, such kind and number of shares or other securities of the Company to which the Holder would have been entitled had this Warrant been exercised immediately prior to such transaction. In such case the Exercise Price shall be adjusted appropriately such that the aggregate consideration hereunder to the Company shall not change.

4.1.4.

Adjustment for Rights Offering. In the event that the Company makes a rights offering, or fixes a record date for the determination of holders of shares entitled to receive rights to purchase Ordinary Shares upon any rights offering by the Company, prior to the exercise of the Warrant in full, the number of Warrant Shares issuable upon exercise of the Warrant shall be increased to the bonus component in the rights offering as being expressed by a fraction, (x) the numerator of which shall be the closing price of the Ordinary Shares as published by TASE on the last trading day immediately prior to the ex-rights date and (y) the denominator of which shall be the ex-rights base price per share as shall be published by TASE. Prior to the trade opening on the ex-rights date, the Company shall publish an immediate report on the TASE site, of the adjustment ratio.

4.1.5.

Adjustment for Dividends. In any event of the payment of a cash dividend by the Company to the holders of its ordinary shares, prior to the exercise of the Warrant in full, then on the ex-dividend date as determined by the TASE, the Exercise Price shall be reduced by the amount of the dividend paid in respect of each share of the Company.

4.1.6.

Adjustment for Merger Event. Without derogating from any other provision hereof, in the event there shall be a Merger Event (as defined below) during the Warrant Period, then as a part of such Merger Event, appropriate compensation (as determined in good faith by the Company’s Board of Directors with respect to all outstanding options and warrants issued by the Company) shall be made to each Holder, at the time of the Merger Event, in consideration that the provisions of the Warrant (including the Price Protection Rights and other rights to adjustments of the Exercise Price and/or number of Warrant Shares purchasable) shall fully terminate upon the Merger Event. For the avoidance of doubt, but without derogating from the foregoing, it is acknowledged that upon the closing of the Merger Event, the successor or surviving entity shall not assume any obligations under this Warrant. For the purposes hereof, a “Merger Event” means a merger (i) in which the shareholders of the Company do not maintain voting control in the surviving entity, or (ii) in which the Company’s outstanding Ordinary Shares are otherwise converted into or exchanged for shares of capital of another entity, in each case (i) and (ii) as a result of which the holders of the Company’s Ordinary Shares have received equity in a private corporation in consideration for the merger.

4.2.

Certificate of Adjustment. Whenever an adjustment is effected under this Warrant, the Company shall, within seven (7) days, compute such adjustment and deliver to the Holder a certificate setting forth the number of Warrant Shares (or any other securities) for which this Warrant is exercisable and the Exercise Price and the Aggregate Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

4.3.

Parallel Adjustments. For the avoidance of any doubt, it is the intention of the parties that any adjustments made to the exercise price and the number of warrant shares purchasable pursuant to the warrants granted by the Company to the Investors under the SPA, shall also be made to the Exercise Price, the Aggregate Exercise Price, and the number of Warrant Shares purchasable hereunder even if the Holder did not actually invest funds under the SPA.

5.	RIGHTS OF THE HOLDER

5.1.

No Current Rights as Shareholder. This Warrant shall not entitle the Holder, by virtue hereof, to any voting rights or other rights as a shareholder of the Company, except for the rights expressly set forth herein.

5.2.

Registration Rights. All Warrant Shares which are, at any time, issuable upon exercise of this Warrant, shall be “Registrable Securities” pursuant to the Investors’ Rights Agreement, and the Holder shall be entitled, subject to the terms and conditions of the Investors’ Rights Agreement, as an Investor thereunder, to all registration rights granted to holders of Registrable Securities thereunder.

5.3.

Restrictions. The Holder acknowledges that it is familiar with the provisions of the Israeli Securities Law 5728-1968, including Section 15C thereof, and is committed to act in accordance with such provisions, regarding restrictions on reselling the Warrant Shares. In the event of an IPO, any “lock-up” restrictions applicable to this Warrant and/or the Warrant Shares which may be acquired hereunder, shall terminate no later than upon the end of the “lock-up” period applicable to the Investors Shares in such IPO.

6.	REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to the Holder as follows: (i) this Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms; (ii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any third-party rights and/or Liens; and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant and/or adjustments hereunder in accordance with the terms hereof will not, be inconsistent with the Company’s governing documents, do not and will not conflict with or contravene, and will be issued in compliance with all applicable laws, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person, other than filings with, and consents from, the ISA and TASE.

7.	MISCELLANEOUS

7.1.

Entire Agreement; Amendment. This Warrant and the provisions of the SPA relating hereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements among them concerning such subject matter. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder; provided however that in the event that the Majority Investors agree with the Company to make an amendment which will apply to the Warrants granted pursuant to the SPA, then this Warrant shall be amended in accordance with such amendment, without the need for further action or approval on the part of the Holder.

7.2.

Waiver. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

7.3.

Successors and Assigns. Except as otherwise expressly limited herein, this Warrant shall inure to the benefit of, be binding upon, and be enforceable by the Holder and its respective successors, and administrators.

7.4.	Assignment. This Warrant and all rights hereunder are transferable by the Holder, subject to compliance with applicable securities laws, solely to the Holder’s Permitted

Transferees. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto as Schedule 7.4, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices. In the event of a transfer hereunder which is only a partial transfer hereof, the Company shall issue to the holders one or more appropriate new warrants in accordance with the provisions of Section 1.9.

7.5.	Governing Law. This Warrant shall be exclusively governed and construed in accordance with the laws of the State of Israel, without regard to conflicts of laws provisions thereof.

7.6.	Jurisdiction. The competent courts in Tel Aviv shall have sole and exclusive jurisdiction over all matters relating to this Warrant.

7.7.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by facsimile or email with confirmation of transmission if sent during normal business hours of the recipient, if not, then on the next business day; (c) ten (10) days after having been sent by registered mail, return receipt requested, postage prepaid; or (d) two business days after deposit with an internationally-recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent out as set forth in the Investors’ Rights Agreement or as otherwise notified by the parties in writing.

7.8.

Severability. In the event one or more of the provisions of this Warrant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Warrant, which shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Warrant (including, without limitation, the portion of this Warrant containing any provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

7.9.	Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10.	Titles and Subtitles. The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

7.11.	Preamble. The preamble hereto is an integral part hereof.

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IN WITNESS WHEREOF, BioCanCell Ltd. has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: June 20, 2018	BIOCANCELL LTD.

By (sign name): /s/ Frank Haluska; /s/ Jonathan Burgin

Print Name: Frank Haluska; Jonathan Burgin

Title: CEO; CFO

AGREED AND ACCEPTED:

CLAL BIOTECHNOLOGY INDUSTRIES LTD.

By (sign name): /s/ Ofer Gonen; /s/ Assaf Segal

Print Name: Ofer Gonen; Assaf Segal

Title: CEO; CFO

Schedule 1.4.1

Exercise Notice

Date:____________

To:    BioCanCell Ltd. (the “Company”)

The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase _________ Ordinary Shares of the Company pursuant to Section 1.4 of the Warrant, and herewith makes payment of ___________________, representing the full Exercise Price for such shares in accordance with the Warrant.

Please allot to the undersigned such number of Warrant Shares and take all actions required so that all such Warrant Shares will be registered on the TASE and/or, at the request of the Holder, on any other stock exchange on which the Company’s shares are listed, including but not limited to submitting any additional Regulatory Notices, obtaining any additional Regulatory Approvals and Corporate Approvals, and issuing any additional Registration Documents to the Registration Company (with copies to the Holder). Please also deliver to the undersigned a compliance certificate substantially in the form to be delivered under the SPA at the Closing pursuant to Section 2.2(a) thereof, with respect to such issuance and such Warrant Shares.

Further, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, then please also issue a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant in the name of the undersigned or as otherwise indicated below and deliver it to the address stated below:

Name:

Address:

ID / Social Security No./ company number:

If this Warrant is being exercised in the context of an IPO or Deemed Liquidation or similar transaction, then such exercise shall be deemed conditional on the closing of such transaction in accordance with Section 1.10.

Signature:

Schedule 1.5

Net Issuance Notice

Date:____________

To:    BioCanCell Ltd. (the “Company”)

The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to exercise the Warrant, for no additional consideration, for the purchase of ____________ Ordinary Shares of the Company, pursuant to the provisions of Section 1.5 of the Warrant (net issuance).

Please allot to the undersigned such number of Warrant Shares and take all actions required so that all such Warrant Shares will be registered on the TASE and/or, at the request of the Holder, on any other stock exchange on which the Company’s shares are listed, including but not limited to submitting any additional Regulatory Notices, obtaining any additional Regulatory Approvals and Corporate Approvals, and issuing any additional Registration Documents to the Registration Company (with copies to the Holder). Please also deliver to the undersigned a compliance certificate, substantially in the form to be delivered under the SPA at the Closing pursuant to Section 2.2(a) thereof, with respect to such issuance and such Warrant Shares.

Further, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant upon a net issuance, then please also issue a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant in the name of the undersigned or as otherwise indicated below and deliver it to the address stated below:

Name:

Address:

ID / Social Security No./ company number:

If this Warrant is being exercised in the context of an IPO or Deemed Liquidation or similar transaction, then such exercise shall be deemed conditional on the closing of such transaction in accordance with Section 1.10.

Signature:

Schedule 7.4

Assignment Form

(To assign the foregoing Warrant to purchase shares of BioCanCell Ltd., execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant, evincing the right to purchase ____________ Ordinary Shares of BioCanCell Ltd., and all rights evidenced thereby are hereby assigned by the undersigned Holder to the undersigned Transferee, who is a Permitted Transferee of the Holder, who will assume all obligations of the Holder under the Warrant and under the SPA and all of the schedules and exhibits attached thereto and contemplated thereby:

Dated:

Holder

Name:

Title:

Address:

Transferee

Name:

Title:

Address: